Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173159

PROSPECTUS SUPPLEMENT
DATED JUNE 24, 2011
TO
PROSPECTUS DATED APRIL 6, 2011

This Prospectus Supplement, dated June 24, 2011, supplements that certain Prospectus contained in the Registration Statement filed on Form S-1 of rVue Holdings, Inc. (the “Company”) dated April 6, 2011 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that the Company is aware of.  This transaction was between third parties, did not involve the Company, and was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).

On October 28, 2010, Edward M. Karr transferred 275,000 shares of our common stock to Expanding Equities SA.  The selling stockholders table, therefore, is amended as follows in order to (i) update the holdings of Edward M. Karr, and (ii) to add Expanding Equities SA as a selling stockholder.

	Ownership Before Offering		After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)

Edward M. Karr	0	0	0	0%
Expanding Equities SA (3)	665,625	275,000	390,625	1.0%
__________
(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Each selling stockholder percentage of ownership is based on 37,273,725 shares of common stock outstanding on June 23, 2011.

(3)	Me Tal Schibler, Attorney of the selling stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act, some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to rVue Holdings, Inc. at 100 NE 3rd Avenue, Suite 200, Fort Lauderdale, Florida 33301, Attention David Loppert.